UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2007

VICTORY RENEWABLE FUELS, LLC
 (Exact name of small business issuer as specified in its charter)

Iowa	333-134257	20-2697625
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Hoogie Street Lester, Iowa	51242
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 200-0340

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

Termination of Amended and Restated Ag Visions Enterprises, LLC Consulting Agreement Phase II

On July 26, 2007 we provided a written notice of termination of the Amended and Restated Ag Visions Enterprises, LLC Consulting Agreement Phase II (the “Agreement”) to Ag Visions Enterprises, LLC. Our board of directors determined that the services of Ag Visions Enterprises, LLC were no longer required for our project. The Agreement provides for termination by either party upon thirty (30) days prior written notice of the party’s intent to terminate the Agreement. Upon termination of the Agreement neither party shall have any further rights or obligations under the terms of the Agreement other than payment for services to Ag Visions Enterprises, LLC through the date of termination. There are no early termination penalties provided for in the Agreement.

The terms of the Agreement required Ag Visions Enterprises, LLC to serve as our project consultant and perform various duties including: assistance with site selection, negotiation of local and state incentive packages, preparation of a business plan, preparation of a financial plan, negotiation of various contracts, planning equity marketing efforts, securing debt financing, and educating local lenders and preparation of a bankers’ book. Ag Visions Enterprises, LLC was paid $10,000 upon execution of the Agreement, $1,000 per month for its services, $20,000 upon our acceptance of the business plan and $50,000 upon opening of our equity drive. Ag Visions Enterprises, LLC would have been entitled to $35,000 upon our receipt and acceptance of a senior loan commitment and $35,000 at the time of execution of the definitive senior loan documents if these objectives had been reached prior to our termination of the Agreement.

Item 9.01 Financial Statements and Exhibits

(a)	None.

(b)	None.

(c)	None.

(d)	Exhibit No. Description

99.1	Notice of Termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICTORY RENEWABLE FUELS, LLC

July 31, 2007	/s/ Allen L. Blauwet

Date	Allen L. Blauwet, Chairman, President, Director